Exhibit 99.2

Employee Stock Option Exchange Program Question and Answer

Important Legal Information

This document contains information about Intersil’s proposed employee stock option exchange program (the “Option Exchange Program”) and is provided as of August 10, 2009. This information is designed to introduce you to the program and address questions that you may have regarding the Option Exchange Program and is based on the information contained in our preliminary proxy statement filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2009. This document does not contain the complete details regarding the Option Exchange Program; however, you can obtain complete information regarding the Option Exchange Program by reading our proxy statement and tender offer materials (as they are provided), which can be accessed for free at www.intersil.com or www.sec.gov. Information beyond what is contained in this document and provided in our proxy will not likely be available until the shareholders have approved the program

Shareholder approval of the Option Exchange Program will be solicited at our Special Shareholders’ Meeting, which is scheduled for October 6, 2009 (the “Special Meeting”). Even if our shareholders approve the Option Exchange Program, we may still determine not to implement the Option Exchange Program. Due to SEC regulations, Intersil cannot advise you as to whether or not it will make sense for you to participate in the Option Exchange Program.

Index of Questions

1.	What is the Option Exchange Program?
2.	Why is Intersil proposing to implement an Option Exchange Program?
3.	Will the Option Exchange Program be implemented if it is not approved by Intersil’s shareholders?
4.	When will the Option Exchange Program be implemented if it is approved by Intersil’s shareholders?
5.	Who will be eligible to participate in the Option Exchange Program?
6.	Which of my stock options can I exchange in the Option Exchange Program?
7.	Is employee participation in the Option Exchange Program voluntary?
8.	If I elect to participate in the Option Exchange Program, can I exchange some, but not all of my eligible stock options?
9.	How many new stock options will I receive in exchange for my surrendered stock options?
10.	Will the value of the new stock options I receive equal the value of the stock options I surrender?
11.	Will the terms and conditions of the new stock options I receive be the same as the terms and conditions of the stock options I surrender?
12.	How will the strike/exercise price of my new stock options be determined?
13.	When will my new stock options become vested and exercisable?
14.	How can I elect to participate in the Option Exchange Program?
15.	What happens if I elect to participate in the Option Exchange Program but do not remain employed by Intersil before I receive my new stock options?
16.	What are the U.S. Federal income tax consequences of participating in the Option Exchange Program?
17.	Does Intersil recommend participating in the Option Exchange Program?
18.	Where can I obtain complete information about the Option Exchange Program?

Questions and Answers

1.	What is the Option Exchange Program?

The Option Exchange Program is a program under which our employees will be given the opportunity to exchange certain stock options held by them with a strike/exercise price that currently, significantly exceeds the value of our common stock for new stock options covering a smaller number of shares and having a strike/exercise price equal to the value of our common stock on the grant date.

2.	Why is Intersil proposing to implement an Option Exchange Program?

Stock options are a key component of the compensation package offered to some of our employees. Stock options are designed to motivate and retain our employees and to align their interests with those of our shareholders. However, due to the significant decline in our stock price over the last 10 months, many of the stock options held by our employees are significantly underwater, which means that the strike/exercise price of the stock option currently exceeds the value of our common stock. We do not believe that these underwater stock options provide any meaningful incentive or retention value to our employees. By implementing the Option Exchange Program and allowing our employees to exchange their underwater stock options for new stock options having a “current” (as of the date of the exchange) market value strike/exercise price, we believe that our equity compensation program will again provide the incentive and retention value that it was designed to provide.

3.	Will the Option Exchange Program be implemented if it is not approved by Intersil’s shareholders?

No. Under the terms of our equity compensation plans, as well as the requirements of the Nasdaq Global Select Market rules, shareholder approval of the Option Exchange Program is required.

4.	When will the Option Exchange Program be implemented if it is approved by Intersil’s shareholders?

We expect to implement the Option Exchange Program as soon as practicable after it is approved by our shareholders, although we will have up to 12 months to implement the Option Exchange Program.

5.	Who will be eligible to participate in the Option Exchange Program?

The Option Exchange Program will be open to all of our employees who currently hold stock options with strike/exercise prices greater than $17.99, excluding our executive officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. Members of our Board of Directors, our consultants or any former employees will not be eligible to participate in the Option Exchange Program. In addition, we may determine that some employees in countries outside of the United States will not be permitted to participate in the Option Exchange Program, depending on tax and securities laws, as well as the number of option holders in each country. This determination will be made by the Compensation Committee of the Board of Directors shortly before the Option Exchange Program is implemented.

6.	Which of my stock options can I exchange in the Option Exchange Program?

Stock options granted under our 1999 Equity Compensation Plan, as amended and restated from time to time (the “1999 Plan”) and our 2008 Equity Compensation Plan, as amended and restated from time to time (the “2008 Plan”) with a strike/exercise price that is equal to or greater than the “threshold price,” but less than $36.00, will be eligible for the Option Exchange Program. The “threshold price” will be established shortly before the Option Exchange Program is implemented, but is expected to be $18.00.

7.	Is employee participation in the Option Exchange Program voluntary?

Yes. Employee participation in the Option Exchange Program is voluntary.

8.	If I elect to participate in the Option Exchange Program, can I exchange some, but not all of my eligible stock options?

Yes. Employees may elect to exchange some or all of their eligible stock options. However, in order to exchange an eligible stock option, all shares covered by that stock option grant must be exchanged. In other words, you may make your exchange election on a grant by grant basis but may not split up any given grant.

9.	How many new stock options will I receive in exchange for my surrendered stock options?

Three stock option exchange tiers and ratios will be used to determine the number of new stock options that an employee will receive in exchange for his or her surrendered stock options:

	Exchange Tier	Exchange Ratio
1)	Threshold Price-$27.99	2.5:1
2)	$28.00-$29.99	3.5:1
3)	$30.00-$35.99	6.5:1

Under the first exchange tier, stock options with an exercise price equal to or greater than the threshold price (which is expected to be $18.00) but less than $28.00 will be exchanged at the rate of 2.5:1 (meaning that for every 2.5 shares underlying a surrendered stock option, a new stock option covering 1 share will be granted).

Under the second exchange tier, stock options with an exercise price equal to or greater than $28.00 but less than $30.00 will be exchanged at the rate of 3.5:1 (meaning that for every 3.5 shares underlying a surrendered stock option, a new stock option covering 1 share will be granted).

Under the third exchange tier, stock options with an exercise price equal to or greater than $30.00 but less than $36.00 will be exchanged at the rate of 6.5:1 (meaning that for every 6.5 shares underlying a surrendered stock option, a new stock option covering 1 share will be granted).

For example, if an employee exchanges a stock option with a strike price of $25.00 covering 100 shares, the employee will receive a new stock option with a market value exercise price covering 40 shares (100/2.5). If, on the other hand, an employee exchanges a stock option with an exercise price of $29.00 covering 105 shares, the employee will receive a new stock option with a market value exercise price covering 30 shares (105/3.5). If an employee instead exchanges a stock option with an exercise price of $35.00 covering 130 shares, the employee will receive a new stock option with a market value exercise price covering 20 shares (130/6.5).

These exchange tiers and ratios will not change unless there is a dramatic change in our stock price. In such an event, we will alert eligible employees of the new exchange tiers and ratios.

To the extent that an employee would be entitled to receive a new stock option covering a fraction of a share, the number of shares underlying that new stock option will be rounded down to the nearest whole number. For example, if an employee exchanges a stock option with a strike price of $29.00 covering 100 shares, the employee will receive a new stock option with a market value exercise price covering 28 shares (100/3.5 = 28.57).

10.	Will the value of the new stock options I receive equal the value of the stock options I surrender?

We designed the Option Exchange Program so that the aggregate value of new stock options received will equal approximately the aggregate value of the stock options exchanged (assuming that all eligible stock options are exchanged. We expect this variation to be very small. More information about option valuation will be provided in the Offer to Exchange (which is a document containing important information about the Option Exchange Program), which will be distributed when the Option Exchange Program is implemented.

11. Will the terms and conditions of the new stock options I receive be the same as the terms and conditions of the stock options I surrender?

No. All new stock options will be granted under the 2008 Plan and will be subject to its terms and the terms of the new stock option grant agreements. As explained below in Questions 12 and 13, new stock options will have a different vesting schedule and strike/exercise price than the stock options for which they were exchanged. All new stock options will also have a term of seven years from the grant date.

12.	How will the strike/exercise price of my new stock options be determined?

All new stock options will have a strike/exercise price equal to the closing price of our common stock on the date the new stock options are granted, which is expected to be within 7 days following the end of the Option Exchange Program.

13.	When will my new stock options become vested and exercisable?

New stock options will vest according to one of two schedules, depending on the vesting status of the stock options being exchanged.

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New stock options that are received in exchange for stock options that are either fully vested or that are scheduled to be fully vested within one year after the new stock option grant date will vest over three years at the rate of one-third on the first anniversary of the grant date and then in equal quarterly installments over the remaining two year vesting period.

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New stock options that are received in exchange for stock options that are not scheduled to be fully vested within one year after the new stock option grant date will vest over four years at the rate of one-fourth on the first anniversary of the grant date and then in equal quarterly installments over the remaining three year vesting period which is our standard vesting schedule for new stock option grants.

For example, if an employee receives a new stock option on November 1, 2009 covering 240 shares in exchange for a stock option that is fully vested on the new stock option grant date, the new stock option will vest over three years as follows:

Vesting Date	Number of Shares Vesting	Total Cumulative Shares Vested
November 1, 2010	80	80
January 31, 2011	20	100
April 30, 2011	20	120
July 31, 2011	20	140
October 31, 2011	20	160
January 31, 2012	20	180
April 30, 2012	20	200
July 31, 2012	20	220
October 31, 2012	20	240

If, on the other hand, an eligible employee receives a new stock option on November 1, 2009 covering 240 shares in exchange for a stock option that is not scheduled to be fully vested within one year after the new stock option grant date, the new stock option will vest over four years as follows:

Vesting Date	Number of Shares Vesting	Total Cumulative Shares Vested
November 1, 2010	60	60
January 31, 2011	15	75
April 30, 2011	15	90
July 31, 2011	15	105
October 31, 2011	15	120
January 31, 2012	15	135
April 30, 2012	15	150
July 31, 2012	15	165
October 31, 2012	15	180
January 31, 2013	15	195
April 30, 2013	15	210
July 31, 2013	15	225
October 31, 2013	15	240

14.	How can I elect to participate in the Option Exchange Program?

If the Option Exchange Program is approved by our shareholders at the Special Shareholders’ Meeting on October 6, 2009, employees holding stock options eligible to be exchanged will receive (1) emails explaining the precise terms and timing of the Option Exchange Program; and (2) guidance on how to make an exchange election. Employees will be given at least 20 business days to elect to exchange some or all of their eligible stock options for new stock options. Employees will make this election by completing an online election form prior to the expiration of the exchange period. Paper election forms will be available upon request only.

15.	What happens if I elect to participate in the Option Exchange Program but do not remain employed by Intersil before I receive my new stock options?

In order to receive new stock options, an employee who elects to participate in the Option Exchange Program must remain employed by Intersil through the date the new stock options are granted. In the event that an employee who elected to participate in the Option Exchange Program does not remain employed by Intersil through the new stock option grant date, the employee will not receive any new stock options and all of the employee’s surrendered stock options will be returned and will be treated in accordance with the terms of the applicable stock option agreement and equity plan.

16.	What are the U.S. Federal income tax consequences of participating in the Option Exchange Program?

Although the U.S. federal income tax consequences of participating in the Option Exchange Program are not entirely certain, the exchange of eligible stock options for new stock options should be treated as a non-taxable exchange and no income should be recognized upon the grant of new stock options for U.S. federal income tax purposes. Intersil will provide additional tax information, including information regarding the tax consequences for non-U.S. employees who participate in the Option Exchange Program, at the time the Option Exchange Program is implemented. All eligible employees should consult their own tax advisor regarding the income and other tax consequences of participating in the Option Exchange Program. Intersil cannot give tax advice to employees regarding participation in the Option Exchange Program.

17.	Does Intersil recommend participating in the Option Exchange Program?

Due to SEC regulations, Intersil cannot make a recommendation as to whether or not it will make sense for an employee to participate in the Option Exchange Program.

18.	Where can I obtain complete information about the Option Exchange Program?

To obtain complete information about the Option Exchange Program, employees can read our preliminary proxy statement that was filed with the SEC on August 6, 2009, and the Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials, as they become available. These materials will be available for free at www.intersil.com and www.sec.gov and the tender offer materials will be sent to employees at the time the Option Exchange Program is implemented.

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We have not commenced the Option Exchange Program to which this communication pertains and will not do so unless we receive the requisite shareholder approval at our Special Shareholders’ Meeting scheduled to take place on October 6, 2009. Even if the requisite shareholder approval is obtained, we may still decide not to implement the Option Exchange Program.

Intersil will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the Option Exchange Program. Persons who may be eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials, very carefully when those materials become available because they will contain important information about the Option Exchange Program. Intersil shareholders and option holders will be able to obtain these written materials and other documents filed by Intersil with the SEC free of charge from the SEC’s website at www.sec.gov and from Intersil’s website at www.intersil.com. We will also make these materials easily accessible on our intranet to our employees that are potential participants.

Due to SEC regulations, Intersil cannot advise you as to whether or not it will make sense for you to participate in the Option Exchange Program. In addition, Intersil cannot provide you with any tax advice regarding participation in the Option Exchange Program.